Exhibit 99.1

CONTACT:
Company Contact
Public Relations Contact	Investor Relations Contact
Mark Hall, Senior Vice President	John Abrashkin,	John Baldissera
Environmental Power Corporation	Ricochet Public Relations	BPC Financial Marketing
(630) 292-3914	(212) 679-3300 x121	1-800-368-1217
mhall@environmentalpower.com	jabrashkin@ricochetpr.com	ir@barrettopacific.com

ENVIRONMENTAL POWER CORPORATION PRICES OFFERING OF COMMON STOCK

Portsmouth, NH – September 28, 2007 – Environmental Power Corporation (the “Company”) (AMEX: EPG) today announced that it had priced its public offering of 5,400,000 shares of its common stock at $5.25 per share. All shares being offered are being sold by the Company.

Canaccord Adams Inc., Merriman Curhan Ford & Co. and Avondale Partners, LLC are the underwriters of the offering. The underwriters have been granted a 30-day option to purchase up to an additional 810,000 shares of common stock for the purpose of covering over-allotments, if any.

A copy of the Prospectus relating to the offering may be obtained from Canaccord Adams Inc. at 99 High Street, 11th Floor, Boston, Massachusetts 02110, Telephone: (617) 371-3900.

A registration statement relating to the common stock has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at http://www.environmentalpower.com.